                                                                    Exhibit 10.8

NBD Bank
Corporate Banking Group
55 East Euclid Avenue
Mount Prospect, Illinois 60056
Phone  708.506.7760
       708.506.7799

Daniel A. Lange
Second Vice President

October 1, 1995



Mr. Timothy Sullivan
Markets Facts, Inc.
3040 West Salt Creek Lane
Arlington Heights, IL  60005

Dear Tim:

     NBD Bank (the "Bank") is pleased to inform you that the Bank has approved an uncommitted credit authorization to Market Facts, Inc., (the "Borrower") in a principal amount not to exceed Three Million and 00/100 Dollars ($3,000,000) in the aggregate at any one time outstanding (the "Credit Facility"), under the terms and conditions set forth in this letter agreement, so long as the Bank is continually satisfied with the Borrower's managerial and financial status.

   1. Master Promissory Note. All borrowings under the Credit Facility shall be evidenced by a Master Promissory Note in the form attached as Exhibit A, executed concurrently with this letter agreement (the "Master Note"). The Bank shall, in the ordinary course of its business, make notations in its records of the date, amount, interest rate and maturity of each borrowing, the amount of each payment and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to the Master Note.

   2. Interest Rates. Disbursements under the Master Note shall bear interest at a rate established by the Bank under its "Purchased Note Program" which may be above or below the Bank's prime rate and which may not be the lowest rate charged by the Bank to any of its customers.

   3. Maturities of Rate Advances. Each advance of funds under this agreement shall be repayable at a stated maturity (not to exceed 90 days) established by the Bank at the time of advance or, if no such stated maturity is established, upon demand. If repayable at a stated maturity, the advance shall bear interest at a rate established by the Bank on the date of the advance and may not be prepaid prior to its stated maturity with the Bank's consent. If repayable on demand, the advance shall bear interest at a rate established by the Bank from time to time, which rate is subject to change daily.

Mr. Timothy Sullivan
October 1, 1995
Page 2

   4. Interest Payments. Interest on each advance of funds under this agreement shall be due and payable at the stated maturity, if any, or, if the advance is payable on demand, on the first day of each month, commencing on the first such date following the advance. Interest shall be paid by the Bank's debiting the Borrower's account at the Bank, with written confirmation to the Borrower or by wire transfer in immediately available funds.

   5. Request for Advance. Upon request given by telephone, tested wire, or letter, by a person designated to the Bank as the Borrower's duly authorized representative, the Bank will advance and credit to the Borrower's account at the Bank, or transfer to another bank designated by the Borrower, such sums of money as may mutually be agreed upon at the time of the request.

      The Borrower and the Bank each shall, upon the request of the other, forward to the other a written confirmation of any advance of funds under this agreement, including confirmation of the date, maturity and amount of, and the interest rate applicable to, the advance of funds. Any loans with a maturity of 7 days or longer will in all cases require the Borrower's written confirmation.

      The Borrower shall provide the Bank with a list of the persons designated by the Borrower as its duly authorized representatives. The Bank may act upon the oral instructions of any person reasonably designated by the Borrower as its authorized representative.

      Each advance of funds or repayment shall be in the minimum amount of $500,000.00. and shall be made in immediately available funds at the principal office of the Bank in Wheaton, Illinois.

   6. Advances at Bank's Discretion. Advanced under the Credit Facility are solely at the Bank's discretion. Any advance on one or more occasions shall not commit the Bank to make any subsequent advance. Unless earlier withdrawn, the Credit Facility shall expire on October 1, 1996.

   7. Representations. The Borrower represents that it is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, and that the execution and delivery of this agreement and the performance of the obligations it imposes are within its corporate powers, have been duly authorized by all necessary action of its board of directors, and do not contravene the terms of its articles of

Mr. Timothy Sullivan
October 1, 1995
Page 3

incorporation or by-laws. The Borrower further represents that the execution and delivery of this agreement and the performance of the obligations it imposes do not violate any law and do not conflict with any agreement by which it is bound, and that no consent or approval of any governmental authority or any third party is required for the execution or delivery of this agreement or the performance of the obligations it imposes and that this agreement is a valid and binding agreement, enforceable according to its terms. The Borrower further represents that all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate in all material respects and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates.

    8. Default.    If any of the following events occurs:

       (1) The Borrower fails to pay when due any amount payable under the Master Note or this agreement, or under any agreement or instrument evidencing debt to any creditor, (2) Any representation of the Borrower contained in this agreement is untrue in any material respect, (3) The Borrower makes an assignment for the benefit of creditors or is adjudicated bankrupt, or (4) proceedings are instituted against the Borrower under the United States Bankruptcy Code or under any bankruptcy, reorganization or insolvency law or other law for the relief of debtors and such proceedings are not stayed or dismissed within 60 days of commencement, then whether or not the Bank has made demand, the Credit Facility shall terminate and all borrowings under it shall be due immediately, without notice, at the Bank's option.

    9. Remedies. If borrowings under the Credit Facility are not paid at maturity, whether by demand, acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making and collection of the Credit Facility, including, without limitation, reasonable attorneys' fees and court costs. These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

   10. Waivers. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right

Mr. Timothy Sullivan
October 1, 1995
Page 4

or remedy shall preclude any other future exercise of that right or remedy or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless it is in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

   11. Entire Agreement/Severability. This agreement and the Master Note embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Master Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and such validity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Master Note in any other jurisdiction.

   12. Miscellaneous. This agreement and the Master Note are governed by Illinois law. This agreement and the Master Note are binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns. Section headings are for convenience of reference only and shall not affect the interpretation of this agreement or the Master Note.

   13. Waiver of Jury Trial. The Bank and the Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this letter agreement, the Master Note or any related instrument or agreement or any of the transactions contemplated by this letter agreement, or any course of conduct, dealing, statements whether oral or written, or actions of either of them. Neither the Bank nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Borrower except by a written instrument executed by both of them.

Mr. Timothy Sullivan
October 1, 1995
Page 5


NBD BANK                                ADDRESS FOR NOTICES:

By:  /s/ Daniel A. Lange                55 E. EUCLID
     --------------------------         Mount Prospect, IL  60056
                                        Attn:  Daniel A. Lange
Its: Second Vice President              Corporate Banking Group
     --------------------------         Telefacsimile #: 708/240-1705

Accepted and Agreed to on November 9, 1995, which shall be the effective date of the agreement, notwithstanding the date first written above.

MARKETS FACTS, INC.                     ADDRESS FOR NOTICES:

By:  /s/ Timothy Sullivan               3040 West Salt Creek Lane
     --------------------------         Arlington Heights, IL  60005
Its: Vice President & Treasurer         Attn:  Mr. Timothy Sullivan
     --------------------------         Telefacsimile #: 708/590-7294

                            MASTER PROMISSORY NOTE


$3,000,000.00                                                Wheaton, Illinois

                                                             October 1, 1995


     For value received, on demand or at such other maturity set forth in the Bank's records, Market Facts, Inc., (the "Borrower") promises to pay to the order of NBD Bank (the "Bank"), at the Bank's principal office in the state of Illinois, in lawful money of the United States of America and in immediately available funds, the principal sum of Three Million and 00/100 Dollars ($3,000,000.00) or such lesser amount as is indicated on the Bank's records together with interest computed on the balance from time to time unpaid on the basis of the actual number of days elapsed in a year of 360 days at the rate(s) per annum determined from time to time pursuant to the "Letter Agreement," as defined below, and reflected on the Bank's records, which interest shall be payable in accordance with the terms set forth in the Letter Agreement, and to pay interest on overdue principal from the date of demand or default until paid at the rate which is three percent (2%) per annum in excess of the Rate announced from time to time by the Bank as its "prime rate."

     In no event shall the interest rate exceed the maximum rate allowed by law. Any interest which would for any reason be deemed unlawful under applicable law shall be applied to principal.

     Waiver: The Borrower and each endorser of this note and any other party liable for the debt evidenced by this note severally waives demand, presentment, notice of dishonor and protest of this note, and consents to any extension or postponement of time of its payment without limit as to number or period, to any substitution, exchange or release of all or any part of any collateral securing this note, to the addition of any party, and to the release, discharge, or suspension of any rights and remedies against any person who may be liable for the payment of this note. No delay on the part of the holder in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the holder of any right or remedy shall preclude any future exercise of that right or remedy or the exercise of any other right or remedy. No waiver or indulgence by the holder of any default shall be effective unless it is in writing and signed by the holder, nor shall a waiver on one occasion be construed as a bar to or waiver of any right on any future occasion.

     This note evidences a debt under the terms of a certain Letter Agreement between the Bank and the Borrower dated October 1, 1995, and any amendments, (the "Letter Agreement"), which is incorporated by reference for additional terms and conditions, including default and acceleration provisions.

     WAIVER OF JURY TRIAL: The Bank and the Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this note, or any related instruments or agreement, or any of the transactions contemplated by this note or any related instrument or agreement, or any course of conduct, dealing, statements whether oral or written, or actions of either of them. Neither the Bank nor the Borrower shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Borrower except by a written instrument executed by both of them.


3040 West Salt Creek Lane                      MARKET FACTS, INC.
Arlington Heights, IL 60005


                                          By:  /s/ Timothy Sullivan
                                               ---------------------------------

                                          Its: Vice President & Treasurer
                                               ---------------------------------